Exhibit 99.1

Investors and Media:

Shantanu Agrawal & Kory Kutzke

(630) 824-1907

SUNCOKE ENERGY, INC. ANNOUNCES STRONG SECOND QUARTER 2019 RESULTS

•	SunCoke completed the Simplification Transaction on June 28, 2019, with overwhelmingly favorable support from SXC shareholders

•	Net income attributable to SXC was $2.3 million, or $0.03 per share, and Adjusted EBITDA was $63.1 million in the current year period

•	Reaffirm full-year 2019 Consolidated Adjusted EBITDA guidance range of $266 million to $276 million

LISLE, Ill. (July 30, 2019)—SunCoke Energy, Inc. (NYSE: SXC) today reported results for the second quarter 2019, reflecting the strong performance at our Domestic Coke segment, including disciplined cost control across our cokemaking fleet.

“We are pleased with our second quarter operational performance and the completion of the Simplification Transaction. The simplified corporate structure has increased liquidity and improved financial flexibility, which strengthens our ability to execute on strategic objectives and generate significant value for SunCoke stockholders,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “We are focused on executing against our remaining 2019 objectives and are well-positioned to achieve our full-year Adjusted EBITDA guidance.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
(Dollars in millions)	2019	2018	Increase/ (Decrease)
Revenues	$407.5	$367.0	$40.5
Adjusted EBITDA(1)	$63.1	$67.3	$(4.2)
Net income attributable to SXC	$2.3	$4.2	$(1.9)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues in the second quarter 2019 increased $40.5 million compared to the prior year period, primarily reflecting the pass-through of higher coal prices, partially offset by lower volumes in our Logistics segment.

Adjusted EBITDA in the second quarter 2019 was $63.1 million, a $4.2 million decrease from the prior year period, driven by lower volumes in our Logistics segment, partially offset by improved performance in our Domestic Coke segment.

Net income attributable to SXC was $2.3 million, or $0.03 per share, for the second quarter 2019. The results reflect lower volumes at CMT discussed above, certain transaction costs related to the Simplification Transaction and higher depreciation expense. These decreases were partially offset by the absence of the $5.4 million loss on the sale of VISA SunCoke Limited that occurred in second quarter 2018.

SECOND QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended June 30,
(Dollars in millions, except per ton amounts)	2019	2018	Increase
Revenues	$378.0	$328.7	$49.3
Adjusted EBITDA(1)	$56.3	$52.9	$3.4
Sales volumes (thousands of tons)	1,030	1,007	23
Adjusted EBITDA per ton(2)	$54.66	$52.53	$2.13

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues increased $49.3 million primarily reflecting the pass-through of higher coal prices.

Adjusted EBITDA increased $3.4 million and included $2.3 million from higher volumes at Indiana Harbor, primarily due to the performance of the rebuilt ovens. Additionally, the Company demonstrated strong cost control during the period resulting in a benefit of $3.0 million as compared to the prior year period. Results also included an increase in coal cost recovery driven by higher coal prices during the current year period. These benefits were partially offset by lower coal-to-coke yields, which decreased Adjusted EBITDA by $4.0 million during the current year period, and reflected the impact from higher coal moisture levels as a result of heavy rainfall during the quarter.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, Kanawha River Terminals (“KRT”) and Dismal River Terminal (“DRT”).

	Three Months Ended June 30,
(Dollars in millions)	2019	2018	Increase (Decrease)
Revenues	$19.5	$28.1	$(8.6)
Intersegment sales	$6.7	$5.5	$1.2
Adjusted EBITDA(1)	$11.8	$19.7	$(7.9)
Tons handled (thousands of tons)(2)	5,592	6,980	(1,388)
CMT take-or-pay shortfall tons (thousands of tons)(3)	858	63	795

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.
(3)	Reflects tons billed under take-or-pay contracts where services have not yet been performed.

Revenues and Adjusted EBITDA decreased by $8.6 million and $7.9 million, respectively, driven by lower volumes at the Convent Marine Terminal facility, resulting in deferred revenue of $5.5 million in the second quarter. As a reminder, CMT has long-term take-or-pay contracts with volume commitments covering 10 million tons of its annual capacity. Due to the nature of these contracts, the lower volumes at CMT during the first half will not have a material impact on full-year expectations. The first half 2019 take-or-pay volume shortfall at CMT generated $9.5 million in deferred revenue, which will be recognized into revenue and Adjusted EBITDA in the second half of 2019.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

Revenues and Adjusted EBITDA were $10.0 million and $4.3 million, respectively, during the second quarter 2019, which was slightly lower than revenues and Adjusted EBITDA of $10.2 million and $4.8 million, respectively, during the second quarter 2018. The decreases were driven by unfavorable foreign currency adjustments.

Corporate and Other

Corporate and other Adjusted EBITDA loss, which include costs related to our legacy coal mining business, was $9.3 million during the second quarter 2019, an improvement of $0.8 million compared to second quarter 2018, primarily driven by lower professional service costs.

2019 OUTLOOK

Our 2019 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.1 million tons

•	Consolidated Adjusted EBITDA is expected to be between $266 to $276 million

•	Adjusted EBITDA attributable to SXC is expected to be between $226 to $232 million

•

Capital expenditures are projected to be between $110 to $120 million, including $40 million to $48 million related to our Indiana Harbor oven rebuild project and approximately $6 million related to completing our Granite City gas sharing project

•	Cash generated by operations is estimated to be between $176 million and $191 million

•	Cash taxes are projected to be between $4 to $8 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-833-236-5757 in the U.S. or 1-647-689-4185 if outside the U.S., confirmation code 4939068.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. We have more than 55 years of cokemaking experience serving the integrated steel industry. In addition, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, loss on extinguishment of debt, changes to our contingent consideration liability related to our acquisition of CMT, loss on the disposal of our interest in VISA SunCoke, and/or transaction costs incurred as part of the Simplification Transaction. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under accounting principles generally accepted in the U.S. (“GAAP”) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

SunCoke Energy, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$407.5	$367.0	$798.8	$717.5

Costs and operating expenses
Cost of products sold and operating expenses	327.0	282.7	634.4	553.3
Selling, general and administrative expenses	21.9	17.6	38.6	33.5
Depreciation and amortization expense	37.0	32.0	74.2	64.9

Total costs and operating expenses	385.9	332.3	747.2	651.7

Operating income	21.6	34.7	51.6	65.8
Interest expense, net	15.1	15.7	29.9	31.5
Loss on extinguishment of debt	—	—	—	0.3

Income before income tax expense	6.5	19.0	21.7	34.0
Income tax expense	3.2	2.2	6.2	4.2
Loss from equity method investment	—	5.4	—	5.4

Net income	3.3	11.4	15.5	24.4
Less: Net income attributable to noncontrolling interests	1.0	7.2	3.4	11.5

Net income attributable to SunCoke Energy, Inc.	$2.3	$4.2	$12.1	$12.9

Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.03	$0.06	$0.19	$0.20
Diluted	$0.03	$0.06	$0.18	$0.20
Weighted average number of common shares outstanding:(1)
Basic	65.9	64.7	65.4	64.6
Diluted	66.1	65.6	65.7	65.5

(1)

The Company issued 25.5 million shares on June 28, 2019, in exchange for the SunCoke Energy Partners, L.P. outstanding common units not already owned by SXC. The issuance of these shares occurred late in the second quarter and as such had a minimum impact on the 2019 weighted average number of common shares outstanding.

SunCoke Energy, Inc.

Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$102.2	$145.7
Receivables	98.9	75.4
Inventories	175.7	110.4
Income tax receivable	3.2	0.7
Other current assets	4.9	2.8

Total current assets	384.9	335.0

Properties, plants and equipment (net of accumulated depreciation of $901.6 million and $855.8 million at June 30, 2019 and December 31, 2018, respectively)	1,454.8	1,471.1
Goodwill	76.9	76.9
Other intangible assets, net	151.4	156.8
Deferred charges and other assets	14.4	5.5

Total assets	$2,082.4	$2,045.3

Liabilities and Equity
Accounts payable	$137.2	$115.0
Accrued liabilities	49.9	45.6
Deferred revenue	13.5	3.0
Current portion of long-term debt and financing obligation	5.1	3.9
Interest payable	3.9	3.6

Total current liabilities	209.6	171.1

Long-term debt and financing obligation	828.0	834.5
Accrual for black lung benefits	46.4	44.9
Retirement benefit liabilities	24.1	25.2
Deferred income taxes	212.8	254.7
Asset retirement obligations	13.4	14.6
Other deferred credits and liabilities	25.3	17.6

Total liabilities	1,359.6	1,362.6

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both June 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 98,036,174 and 72,233,750 shares at June 30, 2019 and December 31, 2018, respectively	1.0	0.7
Treasury stock, 7,477,657 shares at both June 30, 2019 and December 31, 2018	(140.7)	(140.7)
Additional paid-in capital	709.7	488.8
Accumulated other comprehensive loss	(13.0)	(13.1)
Retained earnings	139.5	127.4

Total SunCoke Energy, Inc. stockholders’ equity	696.5	463.1
Noncontrolling interests	26.3	219.6

Total equity	722.8	682.7

Total liabilities and equity	$2,082.4	$2,045.3

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2019	2018
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$15.5	$24.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	74.2	64.9
Deferred income tax expense	1.8	0.3
Payments in excess of expense for postretirement plan benefits	(1.1)	(1.1)
Share-based compensation expense	2.1	1.6
Loss on extinguishment of debt	—	0.3
Loss from equity method investment	—	5.4
Changes in working capital pertaining to operating activities:
Receivables	(23.5)	(12.0)
Inventories	(65.3)	(5.4)
Accounts payable	23.0	16.8
Accrued liabilities	0.2	(9.0)
Deferred revenue	10.5	1.5
Interest payable	0.3	(1.3)
Income taxes	(2.5)	—
Other	0.4	(1.1)

Net cash provided by operating activities	35.6	85.3

Cash Flows from Investing Activities:
Capital expenditures	(53.1)	(43.6)
Sale of equity method investment	—	4.0
Other investing activities	0.2	0.3

Net cash used in investing activities	(52.9)	(39.3)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	45.0
Repayment of long-term debt	(0.6)	(45.2)
Debt issuance costs	—	(0.5)
Proceeds from revolving credit facility	175.6	92.5
Repayment of revolving credit facility	(180.6)	(92.5)
Repayment of financing obligation	(1.4)	(1.3)
Acquisition of additional interest in the Partnership	—	(4.2)
Cash distribution to noncontrolling interests	(14.2)	(17.7)
Other financing activities	(5.0)	0.7

Net cash used in financing activities	(26.2)	(23.2)

Net (decrease) increase in cash and cash equivalents	(43.5)	22.8
Cash and cash equivalents at beginning of period	145.7	120.2

Cash and cash equivalents at end of period	$102.2	$143.0

Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of $2.3 million and $1.3 million, respectively	$28.0	$30.5
Income taxes paid, net of refunds of zero and $1.3 million, respectively	$6.5	$4.4

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$378.0	$328.7	$737.3	$646.8
Brazil Coke	10.0	10.2	19.7	20.3
Logistics	19.5	28.1	41.8	50.4
Logistics intersegment sales	6.7	5.5	13.2	10.9
Elimination of intersegment sales	(6.7)	(5.5)	(13.2)	(10.9)

Total sales and other operating revenues	$407.5	$367.0	$798.8	$717.5

Adjusted EBITDA(1):
Domestic Coke	$56.3	$52.9	$114.8	$107.2
Brazil Coke	4.3	4.8	8.8	9.5
Logistics	11.8	19.7	24.5	33.3
Corporate and Other(2)	(9.3)	(10.1)	(17.7)	(18.7)

Total Adjusted EBITDA	$63.1	$67.3	$130.4	$131.3

Coke Operating Data:
Domestic Coke capacity utilization	97%	94%	97%	93%
Domestic Coke production volumes (thousands of tons)	1,030	999	2,036	1,961
Domestic Coke sales volumes (thousands of tons)	1,030	1,007	2,034	1,981
Domestic Coke Adjusted EBITDA per ton(3)	$54.66	$52.53	$56.44	$54.11
Brazilian Coke production—operated facility (thousands of tons)	424	431	843	872
Logistics Operating Data:
Tons handled (thousands of tons)(4)	5,592	6,980	11,376	12,801
CMT take-or-pay shortfall tons (thousands of tons)(5)	858	63	1,527	126

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)

Corporate and Other includes the activity from our legacy coal mining business, which contributed Adjusted EBITDA losses of $2.0 million and $3.8 million during the three and six months ended June 30, 2019, respectively, and $2.4 million and $4.7 million during the three and six months ended June 30, 2018, respectively.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects inbound tons handled during the period.
(5)	Reflects tons billed under take-or-pay contracts where services have not yet been performed.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in millions)
Net income	$3.3	$11.4	$15.5	$24.4
Add:
Depreciation and amortization expense	$37.0	$32.0	$74.2	$64.9
Interest expense, net	15.1	15.7	29.9	31.5
Loss on extinguishment of debt	—	—	—	0.3
Income tax expense	3.2	2.2	6.2	4.2
Contingent consideration adjustments(1)	0.1	0.6	(0.3)	0.6
Loss from equity method investment	—	5.4	—	5.4
Simplification Transaction costs(2)	4.4	—	4.9	—

Adjusted EBITDA	63.1	67.3	130.4	131.3

Subtract: Adjusted EBITDA attributable to noncontrolling interest(3)	18.6	21.6	37.5	40.6

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$44.5	$45.7	$92.9	$90.7

(1)

In connection with the CMT acquisition, the Company entered into a contingent consideration arrangement that requires the Company to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Contingent consideration adjustments were primarily the result of modifications to the volume forecast.

(2)	Costs expensed by the Partnership associated with the Simplification Transaction.
(3)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders prior to the closing of the Simplification Transaction.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Estimated 2019 Net Income

to Estimated Consolidated Adjusted EBITDA

	2019
	Low	High
Net income	$40	$47
Add:
Depreciation and amortization expense	150	145
Interest expense, net	65	65
Income tax expense	6	14
Simplification Transaction costs(1)	5	5

Adjusted EBITDA	$266	$276

Subtract:
Adjusted EBITDA attributable to noncontrolling interests(2)	40	44

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$226	$232

(1)	Costs expensed by the Partnership associated with the Simplification Transaction.
(2)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders prior to the closing of the Simplification Transaction.